Exhibit 99.1

NEWMARKET CORPORATION REPORTS RESULTS

•	Income from Continuing Operations, Before Special Items, Improved 6 Percent for the Year and 26 Percent for the Fourth Quarter

•	Earnings Per Share from Continuing Operations Before Special Items Improved 17 Percent for the Year and 32 Percent for the Fourth Quarter

•	Petroleum Additive Net Sales Increased 18 Percent for the Year and 1 Percent for the Fourth Quarter

Richmond, VA, February 4, 2009 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the company’s operations for the fourth quarter and year 2008.

Income from continuing operations for the year 2008 amounted to $73.2 million, an increase of 6 percent from earnings on the same basis for the year 2007 of $69 million before special items. Earnings per share on this basis for the year 2008 were $4.75 per share, an improvement of 17 percent over earnings per share on this basis for the year 2007 of $4.07 per share before special items. Including the year 2007 discontinued operations and special items, net income for the year 2007 was $95.3 million, or $5.62 per share.

Income from continuing operations for the fourth quarter of 2008 was $19.4 million, an increase of 26 percent from earnings on the same basis for the fourth quarter 2007 of $15.4 million before special items. Earnings per share on this basis for the fourth quarter of 2008 were $1.27 per share, an increase of 32 percent from earnings per share for the fourth quarter of 2007 on this basis of $.96 per share before special items. Including fourth quarter 2007 special items, net income for the fourth quarter of last year was $27 million, or $1.68 per share.

Earnings per share for the 2008 periods reflect the benefit of share repurchases made in both 2007 and 2008. The year 2007 special items include the 2007 gain associated with the termination of the tetraethyl lead (TEL) marketing agreements, as well as the after-tax earnings from these agreements in the first quarter of 2007 (discontinued operations), which together total a benefit of $16.8 million. The year 2007 results also include a tax benefit of $9.5 million primarily associated with the reversal of taxes previously provided on the undistributed earnings of certain of our foreign subsidiaries. These items are reflected separately for clarification in the Summary of Earnings schedule at the end of this press release.

The petroleum additive operations had another strong performance in 2008 with sales increasing to $1.6 billion, an improvement of 18 percent over sales in 2007 of $1.4 billion. This improvement in sales included the benefit of a 4 percent increase in volumes shipped for 2008 as a whole despite experiencing a significant drop in demand during the last two months of 2008. Operating profit for the year 2008 was $130 million, a slight improvement over the year 2007 operating profit of $129.4 million. For the fourth quarter of 2008, petroleum additives net sales were $365.6 million, an improvement of 1 percent from sales for the fourth quarter of last year of $360.6 million. Operating profit for the fourth quarter of this year increased to $32.5 million, an improvement of 13 percent over last year’s fourth quarter operating profit of $28.7 million.

While petroleum additives operating profit for the year 2008 showed a slight improvement over last year, during most of the year the business experienced unprecedented increases in the cost of many of our raw materials compressing margins as raw material cost increases were outpacing our pricing actions. As raw material increases slowed towards the latter part of 2008, we experienced some margin recovery. As the world’s economic problems became more pronounced in the fourth quarter and the price of oil dropped precipitously causing the destocking of inventory by many of our customers, the demand for our lubricant additives dropped approximately 20 percent from the average for the first nine months, as measured in tons shipped. Prior to this demand drop, we had been running our plants at high rates to satisfy our customers’ requirements. During the last part of 2008 we lowered our operating rates significantly in order to properly manage inventory levels and working capital. Some raw material costs have also begun to fall which should benefit us as well as our customers.

While world economies continue to experience turbulent financial conditions, our financial position remains strong. Currently, our volumes continue to be negatively impacted by the worldwide economic slowdown and customer destocking actions which continues into 2009. We believe the destocking process may continue throughout the first quarter, and that the underlying market demand will be within 5 to 8 percent of historical levels. We have also instituted a number of cost controls including travel restrictions, reduced discretionary spend, reduced hiring and delays in certain capital projects.

Overall, we are pleased with our performance in 2008 and we are well positioned for the challenges and opportunities of 2009 and thereafter. Our strong performance in 2008 is the result of the continuing outstanding performance of NewMarket employees around the world and their dedication to provide innovative products and services to our customers.

Sincerely,

Thomas E. Gottwald

Summary of Earnings for the Fourth Quarter and Year:

As noted, net income for both the fourth quarter and year 2007 include certain special items. The 2007 special items include the settlement of the arbitration actions with Innospec and the resulting gain on termination of the TEL marketing agreements. Following the settlement and termination of the TEL marketing agreements, it was determined that the continuing operations of our TEL business no longer represented a significant segment. The gain on settlement and termination of the TEL agreements and their previous operations are reflected as discontinued operations. The other special item in 2007 primarily represents a reversal of deferred tax provisions previously provided on the undistributed earnings of certain of our subsidiaries following the company’s determination that no dividends would be paid by these foreign subsidiaries for the foreseeable future.

The company has reported net income including special items, as well as income from continuing operations, excluding special items, and related per share amounts in this release. The company believes that even though income from continuing operations, excluding special items, is not required by or presented in accordance with generally accepted accounting principles (GAAP) accepted in the United States, this additional measure enhances understanding of the company’s performance. The company believes earnings, excluding these items, enhance period to period comparability. The company believes that income from continuing operations, excluding special items, should not be considered an alternative to net income determined under GAAP. The following table is a reconciliation of net income under GAAP to income from continuing operations, excluding special items.

	Fourth Quarter Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Net Income
Net income	$19.4	$27.0	$73.2	$95.3
Special items:
Discontinued operations including 2007 gain on settlement and termination of TEL Marketing Agreements	—	—	—	(16.8)
Adjustment of income tax provision	—	(11.6)	—	(9.5)

Income from continuing operations excluding special items	$19.4	$15.4	$73.2	$69.0

Diluted Earnings Per Share:
Net income	$1.27	$1.68	$4.75	$5.62
Special items:
Discontinued operations including 2007 gain on settlement and termination of TEL Marketing Agreements	—	—	—	(0.99)
Adjustment of income tax provision	—	(0.72)	—	(0.56)

Income from continuing operations excluding special items	$1.27	$0.96	$4.75	$4.07

As a reminder, a conference call and Internet web cast is scheduled for 10 a.m. EST on Thursday, February 5, 2009, to review fourth quarter and year 2008 financial results. You can access the conference call live by dialing 1-877-407-8031 (domestic) or 1-201-689-8031 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until February 19, 2009 at 11:59 p.m. EST by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 309859. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: changes in the demand for our products; increases in product cost and our ability to increase prices; timing of sales orders; gain or loss of significant customers; competition from other manufacturers and resellers; resolution of environmental liabilities; significant changes in new product introduction; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; our ability to complete construction and obtain permanent long-term financing of the office building for MeadWestvaco within budget and in a timely manner; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2007 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:
David A. Fiorenza
Investor Relations
Phone: 804.788.5555
Fax: 804.788.5688
Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Net sales:
Petroleum additives	$365.6	$360.6	$1,604.3	$1,357.9
All other (a)	3.0	3.5	13.1	17.0

Total	$368.6	$364.1	$1,617.4	$1,374.9

Segment operating profit:
Petroleum additives (b)	$32.5	$28.7	$130.0	$129.4

All other (a)	0.5	(2.3)	1.5	(6.7)

Segment operating profit	33.0	26.4	131.5	122.7

Corporate unallocated expenses	(4.2)	(3.6)	(15.0)	(13.8)
Interest and financing expenses	(3.2)	(2.8)	(12.0)	(11.6)
Other (expense) income, net	(0.4)	0.6	0.8	3.1

Income from continuing operations before income taxes	$25.2	$20.6	$105.3	$100.4

Net income:
Income from continuing operations excluding special items	$19.4	$15.4	$73.2	$69.0
Special items (c)	—	11.6	—	9.5
Discontinued operations (d)	—	—	—	16.8

Net income	$19.4	$27.0	$73.2	$95.3

Basic earnings per share:
Income from continuing operations excluding special items	$1.27	$0.96	$4.77	$4.09
Special items (c)	—	0.73	—	0.57
Discontinued operations (d)	—	—	—	1.00

Basic earnings per share	$1.27	$1.69	$4.77	$5.66

Diluted earnings per share:
Income from continuing operations excluding special items	$1.27	$0.96	$4.75	$4.07
Special items (c)	—	0.72	—	0.56
Discontinued operations (d)	—	—	—	0.99

Diluted earnings per share	$1.27	$1.68	$4.75	$5.62

Notes to Segment Results and Other Financial Information

(a)	During the second quarter 2007 and after the settlement of the Arbitration Actions with Innospec Inc. and the resulting termination of the tetraethyl lead (TEL) marketing agreements with Innospec Inc. (see note d), we determined the continuing operations of our TEL business no longer represented a significant segment. As a result, we have reclassified the continuing results of our TEL business in the “All other” caption above. Also included in the “All other” caption is certain contract manufacturing of Ethyl Corporation and the real estate development activities.
(b)	Petroleum additives segment operating profit for twelve months 2008 includes a gain of $3.2 million from a class action lawsuit related to raw materials.
(c)	Special items for 2007 primarily represents a reversal of deferred tax provisions that were previously provided on the undistributed earnings of certain foreign subsidiaries following our determination that no dividends would be paid by these subsidiaries for the foreseeable future. The twelve months 2007 amount was $9.5 million and the fourth quarter 2007 after tax amount was $11.6 million.
(d)	Discontinued operations reflect the termination of the TEL marketing agreements with Innospec Inc. effective April 1, 2007. The gain on the settlement of this business was $22.8 million ($14.6 million after tax or $.84 per share) for twelve months 2007. The remaining amount for 2007 represents the after tax earnings of the discontinued business.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Net sales	$368,595	$364,119	$1,617,431	$1,374,874
Cost of goods sold (a)	291,475	291,563	1,302,937	1,078,302

Gross profit	77,120	72,556	314,494	296,572

Selling, general, and administrative expenses	28,634	29,655	116,382	111,115
Research, development, and testing expenses	20,173	20,447	81,752	76,834

Operating profit	28,313	22,454	116,360	108,623

Interest and financing expenses	3,192	2,814	12,046	11,557
Other income, net	111	976	1,012	3,358

Income from continuing operations before income taxes	25,232	20,616	105,326	100,424
Income tax expense (benefit) (b)	5,873	(6,380)	32,099	21,874

Income from continuing operations	19,359	26,996	73,227	78,550
Discontinued operations (c):
Gain on settlement of discontinued business (net of tax)	—	—	—	14,554
Income from operations of discontinued business (net of tax)	—	—	—	2,217

Net income	$19,359	$26,996	$73,227	$95,321

Basic earnings per share
Income from continuing operations	$1.27	$1.69	$4.77	$4.66
Discontinued operations (c)	—	—	—	1.00

	$1.27	$1.69	$4.77	$5.66

Diluted earnings per share
Income from continuing operations	$1.27	$1.68	$4.75	$4.63
Discontinued operations (c)	—	—	—	0.99

	$1.27	$1.68	$4.75	$5.62

Shares used to compute basic earnings per share	15,196	16,001	15,362	16,841

Shares used to compute diluted earnings per share	15,242	16,117	15,430	16,957

Cash dividends declared per share	$0.20	$0.20	$0.80	$0.575

Notes to Consolidated Statements of Income

(a)	Cost of goods sold for twelve months 2008 includes a gain of $3.2 million from a legal settlement related to raw materials.
(b)	Income tax (benefit) expense for both twelve months 2007 and fourth quarter 2007 includes a special item primarily representing a reversal of deferred tax provisions that were previously provided on the undistributed earnings of certain foreign subsidiaries following our determination that no dividends would be paid by these subsidiaries for the foreseeable future. The twelve months 2007 amount was $9.5 million and the fourth quarter 2007 amount was $11.6 million
(c)	Discontinued operations reflect the termination of the TEL marketing agreements with Innospec Inc. effective April 1, 2007. The gain on the settlement of this business was $22.8 million ($14.6 million after tax or $.84 per share) for twelve months 2007. The income from operations for twelve months 2007 represents the after tax earnings of the discontinued business. Income from operations before tax amounted to $3.5 million for the twelve months 2007.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31 2008	December 31 2007
ASSETS

Current assets:
Cash and cash equivalents	$21,761	$71,872
Trade and other accounts receivable, less allowance for doubtful accounts ($1,141 - 2008; $1,059 - 2007)	203,551	207,190
Inventories	201,072	193,694
Deferred income taxes	14,090	18,727
Prepaid expenses and other current assets	5,704	3,558

Total current assets	446,178	495,041

Property, plant and equipment, at cost	848,011	789,634
Less accumulated depreciation and amortization	606,275	606,072

Net property, plant and equipment	241,736	183,562

Prepaid pension cost	159	2,616
Deferred income taxes	37,744	21,396
Other assets and deferred charges	31,566	22,764
Intangibles, net of amortization and goodwill	54,069	45,555

Total assets	$811,452	$770,934

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$60,505	$104,636
Accrued expenses	63,715	57,043
Dividends payable	2,646	3,154
Book overdraft	999	6,249
Long-term debt, current portion	784	736
Income taxes payable	7,264	5,843

Total current liabilities	135,913	177,661

Long-term debt	236,378	157,061
Other noncurrent liabilities	148,038	119,205

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 15,199,207 in 2008 and 15,566,225 in 2007	115	5,235
Accumulated other comprehensive loss	(95,750)	(34,360)
Retained earnings	386,758	346,132

	291,123	317,007

Total liabilities and shareholders’ equity	$811,452	$770,934